SHIRE PHARMACEUTICALS GROUP PLC
Hampshire International Business Park, Chineham, Basingstoke RG24 8EP UK Tel +44 1256 894000 Fax +44 1256 894708
http://www.shire.com


12 noon GMT 7am ET
Thursday 27 February 2003

             STRONG GROWTH IN CHALLENGING YEAR PRODUCES REVENUES IN
                              EXCESS OF $1 BILLION.
                       COMPANY REMAINS CONFIDENT FOR 2003.

Basingstoke, UK - 27 February 2003 - Shire Pharmaceuticals Group plc (LSE: SHP,
NASDAQ: SHPGY, TSX: SHQ) announces results for the twelve months ended 31 December 2002.

FULL YEAR 2002 UNAUDITED US GAAP RESULTS HIGHLIGHTS


------------------------------------------------------------------------------------------------------------------------
                                                  2002                                         2001
                              ------------------------------------------------------------------------------------------
                                               Discontinued                                 Discontinued
                                    US GAAP       Operation          Total        US GAAP      Operation          Total
                                         $M              $M             $M             $M             $M             $M
                                    _______         _______        _______        _______        _______        _______
Revenues                            1,037.3            24.0        1,061.3          853.0           24.6          877.6
Growth %                               +22%             -2%           +21%           +32%            +5%           +31%
                                                                      ----                                         ----
Operating income                      327.0            13.0          340.0          143.1           10.7          153.8
Income before tax and
extraordinary items                   329.1            13.0                         101.5           10.7
Income from continuing
operations before
extraordinary item                    242.4               -                          34.6              -
Income from discontinued
operations                              8.2             8.2                           6.8            6.8
Extraordinary item                        -               -                         (2.6)              -
Net income                            250.6               -                          38.8              -
Diluted EPS:
Per common share                      49.0c            1.6c                          7.7c           1.4c
Per ADS                              147.1c            4.7c                         23.0c           4.1c
-------------------------------------------------------------------------------------------------------------------------


(1) The results for 2001 included charges in relation to our merger with BioChem and stock option compensation. The impact of these charges on the diluted EPS per ADS in 2001 was 108.6c. The impact of stock option compensation in 2002 was minimal.

(2) The US GAAP results reflect the disposal of our `Over-The-Counter' (OTC) business, which has been accounted for as a discontinued operation. See page 9 for further information.

(3)  Average exchange rates for 2002 and 2001 were $1.50: (pound)1.00 and $1.44:
     (pound)1.00 respectively.

PRODUCT HIGHLIGHTS

ADDERALL XR(R) sales of $317.9 million in 2002; ADDERALL XR achieved a 30.3% share of US Attention Deficit Hyperactivity Disorder (ADHD) dollar sales in December 2002 and a 23.8% share(1) of US ADHD prescriptions.

ADDERALL(R) and ADDERALL XR combined sales of $427.7 million, up 22% on 2001, together achieved a 36.5% share(1) of US ADHD dollar sales and a 28.8% share1 of the US ADHD prescription market in December 2002.

AGRYLIN(R) sales of $119.2 million, up 39% on 2001; US prescriptions achieved a 26.5% share of the combined US AGRYLIN, Hydrea and generic hydroxyurea market in December 2002.

PENTASA(R) sales of $87.2 million, up 15% on 2001, achieved 17.6% share of the US oral mesalamine/olsalazine prescription market in December 2002.

CARBATROL(R) sales of $45.3 million, up 23% on 2001, achieved 36.3% share of the US extended release carbamazepine market in December 2002.

ROYALTY HIGHLIGHTS

3TC** (Epivir**, Combivir** and Trizivir**) 2002 royalties of $132.5 million, up 10% on 2001, with underlying sales growth of 8%(2).

ZEFFIX** 2002 royalties of $21.2 million, up 25% on 2001, with underlying sales growth of 23%(2).

REMINYL* marketed in the US by Johnson & Johnson, achieved 15.5% share of the US Alzheimer's new prescription market, for the week ending 27 December 2002.


FOURTH QUARTER AND RECENT BUSINESS HIGHLIGHTS

Shire acquired the rights to MethyPatch(R)***, a transdermal delivery system of methylphenidate for the once-daily treatment of ADHD, currently filed with the FDA from Noven Pharmaceuticals, Inc. (see today's separate announcement for more details).

Shire announces today that the EU reference member state reviewing FOSRENOL(TM) requires additional information on two key issues. Shire believes that this information can be provided based on existing studies and an expanding clinical data set. However, the review period in the EU is likely to extend into the second half of 2003. Separately, an action letter from the US FDA for FOSRENOL is expected to be issued shortly (see R&D section for more details).

Shire filed legal suit against Barr Laboratories regarding an ANDA for ADDERALL XR.

ADDERALL XR became the most commonly prescribed ADHD product in December 2002 among high volume prescribing ADHD physicians. ADDERALL XR overtook Concerta* in December with those physicians that prescribe approximately 75% of all ADHD prescriptions as measured by IMS.

Shire filed with the US Food and Drug Administration for an adult indication of ADDERALL XR.

Shire presented positive Phase III FOSRENOL data at the American Society of Nephrology meeting (ASN) in Philadelphia.

Janssen Pharmaceutica Products, L.P., announced in February 2003 that it had filed an application with the FDA for an extended-release once-daily formulation of REMINYL.

The first head to head long-term study of REMINYL versus donepezil was presented in Europe. The data showed that over one year, REMINYL had a superior treatment profile compared to donepezil when treating patients with Alzheimer's disease.

OTC business sold to Purdue Pharma LP for $72 million in December 2002.

MANAGEMENT SUCCESSION

As announced in October 2002, Shire has commenced its search for a new Chief Executive. A short list has been compiled and the Company expects to confirm an appointment by Spring 2003. Rolf Stahel continues as CEO and will do so until a successor is in place, ensuring a smooth transfer of management responsibilities.

FUTURE PROSPECTS

Shire remains confident that it can deliver good growth in 2003. Revenue growth is anticipated to be in the low to mid teens for the year. Inclusive of modest dilution from the acquisition of MethyPatch from Noven Pharmaceuticals, Inc. announced today, the Board anticipates operating margins of circa 30% and high single digit to low double digit EPS growth.

At the Annual General Meeting (AGM) held in 2002, shareholder approval was given to repurchase up to 10% of the Company's issued share capital. The Shire Board is planning a share repurchase programme.

Commenting on the results, Rolf Stahel, Chief Executive of Shire, said:

"While 2002 was a challenging year for Shire, we exceeded revenue and earnings growth guidance, benefiting from five years of careful operational planning. We successfully switched ADDERALL to ADDERALL XR in the US, exceeded sales of $1 billion for the first time, increased sales revenues outside the US by 29% and improved royalty revenues by 20%.

"Importantly we also laid the foundations for growth in 2003 and beyond. Last year we invested 18% of our revenues in R&D and today we have one of the most promising drug pipelines compared to pharmaceutical companies of a similar size. Of our 22 products in development, four are targeted to move into phase III this year - supported by strong cash resources that will primarily be used to further enhance our portfolio through product and project acquisition. Shire is now emerging as a truly global pharmaceutical company and we are confident that we will deliver good growth in the current year."

(1)  Prescription market (IMS) December 2002
(2)  Underlying sales growth expressed in constant exchange rates
(R) Unless otherwise indicated, all product names set out in this document are trademarks of Shire or companies within the Shire Group, many of which are the subject of trademark registrations in certain territories.
*    Trademark of Johnson & Johnson
**   Trademark of GlaxoSmithKline
***  Trademark of Noven Pharmaceuticals, Inc.

"High resolution photographs are available to the media free of charge at www.newscast.co.uk [Tel. +44 (0)20 7608 1000]."

FOR FURTHER INFORMATION PLEASE CONTACT:

GLOBAL (OUTSIDE US & CANADA)
Gordon Ngan - Investor Relations                         +44 1256 894 160
Jessica Mann - Media                                     +44 1256 894 160

US & CANADA
Gordon Ngan - Investor Relations                         +44 1256 894 160
Michele Roy - Media                                      +1 450 978 7938

NOTES TO EDITORS
SHIRE PHARMACEUTICALS GROUP PLC
Shire Pharmaceuticals Group plc (Shire) is a rapidly growing international emerging pharmaceutical company with a strategic focus on four therapeutic areas
- central nervous system disorders (CNS), gastro intestinal (GI), oncology, and anti-infectives. Shire also has three platform technologies: advanced drug delivery, lead optimisation for small molecules and Biologics. Shire's core strategy is based on research and development combined with in-licensing and a focus on eight key pharmaceutical markets.

For further information on Shire, please visit the Company's website: www.shire.com

THE "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts, are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialise, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development and commercialisation, patents, government regulation and approval, including but not limited to the expected product approval date of lanthanum carbonate (FOSRENOL(TM)), the impact of competitive products, including but not limited to the impact of same on Shire's ADHD franchise, and other risks and uncertainties detailed from time to time in our filings, including the Annual Report filed on Form 10-K by Shire with the Securities and Exchange Commission.

OVERVIEW OF US GAAP FINANCIAL RESULTS

INTRODUCTION

The results for all periods presented and discussed below have been restated to reflect the disposal of our OTC business which has been accounted for as a discontinued operation in accordance with US GAAP. Net income from discontinued operations (which for 2002 includes a gain of $2.1 million on the OTC disposal) is shown in the statement of operations, below `income from continuing operations before extraordinary items'. Further details of this discontinued operation are included in this overview.

Revenues from continuing operations for the year ended 31 December 2002 increased by 22% to $1,037.3 million (2001: $853.0 million).

The Company recorded net income of $250.6 million, an increase of $211.8 million over the prior year (2001: $38.8 million). The results for 2001 included charges of $177.0 million relating to the BioChem merger in May 2001. Diluted earnings per ordinary share were 49.0 cents or 147.1 cents per ADS.

Operations generated positive cash flows of $356.5 million during the 2002 fiscal year. These funds were used to fund capital expenditures, including the purchase of the APS manufacturing facility for $17 million and the purchase of SOLARAZE(R) for $20.4 million. The Company received $71 million in respect of the OTC divestment. Excess cash funds of $407.7 million were invested in short-term money market investments.

Cash, cash equivalents and marketable securities at 31 December 2002 amounted to $1,213.8 million (31 December 2001: $842.0 million). After deduction of borrowings, this translates to a net cash position of $805.7 million (31 December 2001: $435.1 million), which is expected to be used to further enhance our portfolio through product and project acquisitions. In addition, the Shire Board is planning to repurchase shares in 2003.

PRODUCT SALES

For the year ended 31 December 2002, product sales increased 23% to $859.4 million (2001: $699.4 million) and represented 83% of total revenues.

CNS FRANCHISE

ADDERALL XR AND ADDERALL

In November 2001, Shire launched ADDERALL XR in the US for the treatment of ADHD. ADDERALL XR is a patent protected, once daily formulation of ADDERALL that provides enhanced benefits to patients as an effective, long-acting treatment derived from Shire Laboratories' proprietary technologies.

For the year ended 31 December 2002, sales of ADDERALL XR were $317.9 million compared to $32.6 million in the last two months of 2001. The US launch of ADDERALL XR was the most successful launch of a new product in this therapeutic area. This achievement, accomplished by our dedicated US sales and marketing team, was further supported by the results of a community assessment study presented in May 2002 ("LADD Cat") that confirmed ADDERALL XR as the most preferred new treatment for ADHD.

Sales of ADDERALL were $109.8 million for the year ended 31 December 2002 (2001:
$317.7 million). These sales benefited from the impact of two price increases during the year. The decline in ADDERALL sales is largely the result of patients switching from ADDERALL to the new once a day formulation of the drug, ADDERALL XR. In addition, some ADDERALL sales have been lost to generic competitors who launched competing products from mid-February 2002.

Wholesaler stock movements between ADDERALL XR and ADDERALL had little effect on sales levels across the full year and therefore, on a combined basis, sales from the ADDERALL franchise were up $77.4 million, a 22% increase compared to the prior year. Over the same period, the number of prescriptions written for the ADDERALL XR and ADDERALL franchise was marginally higher by 0.6%, compared to the prior year. The pricing structure of ADDERALL XR versus ADDERALL has had a favourable impact on sales revenue during 2002, together with lower Medicaid rebate payments for ADDERALL XR sales and a price increase implemented in May 2002.

In December 2002, these products achieved a 28.8% share of the US ADHD prescription market (December 2001: 34.4%), which grew by 14% for the full year, according to IMS data.

CARBATROL

CARBATROL, (containing carbamazepine) for the treatment of epilepsy, recorded sales of $45.3 million in 2002, an increase of 23% over the prior year. Prescription growth was 7% year on year. The difference between total sales growth and prescription growth represents wholesaler and pharmacy partial re-stocking, following the gradual easing of product supply constraints. CARBATROL achieved 36.3% of the US extended release carbamazepine prescription market in December 2002, compared with 35.5% in December 2001.

CARBATROL was re-launched in the US market in January 2003, following the FDA approval of a second source of supply in Q4 2002.

OTHER FRANCHISES

AGRYLIN

Total AGRYLIN sales for 2002 were $119.2 million, an increase of 39% compared to the prior year (2001: $85.5 million). Underlying prescriptions for AGRYLIN in the US, where it is the only product licensed for the treatment of essential thrombocythaemia, increased by 22%, supported by a price increase in January 2002. Shire achieved 26.5% of the total US AGRYLIN, Hydrea and generic hydroxyurea prescription market in December 2002, compared to 24.4% in December 2001.

PENTASA

Sales of PENTASA, for the treatment of ulcerative colitis, were up 15% at $87.2 million. Over the same period, PENTASA benefited from modest prescription growth of 4%, which reflects limited promotions to physicians during 2002. The difference between growth in total sales and prescriptions is represented mainly by two price increases in January and May 2002.

PENTASA had a prescription share of 17.6% of the US oral mesalamine/olsalazine market in December 2002, compared with 18.6% in December 2001.

PROAMATINE(TM)

Sales of PROAMATINE, for the treatment of postural hypotension, were $50.9 million, 34% higher than 2001 sales of $38.0 million. Over the same period, underlying prescriptions grew by 15%, supported by the launch of a new 10mg strength. Approximately half the difference between prescription and total sales growth is represented by higher prices and half by wholesaler stock movements, some of which are related to the launch of the new 10mg strength.

The US prescription market for PROAMATINE and fludrocortisone acetate prescriptions indicated that PROAMATINE had a 25.3% share for the month of December 2002, an increase from 23.6% in December 2001.

LICENSING & DEVELOPMENT

Licensing and development income decreased to $3.1 million (2001: $5.5 million), reflecting a decrease in milestone payments in relation to Shire Laboratories' drug delivery services. Additionally, 2001 revenues included a one-time licence fee of $1.0 million.

ROYALTIES

Royalty revenue increased 20% to $174.8 million for the year ended 31 December 2002 (2001: $145.2 million).

For the products 3TC and ZEFFIX, treatments for HIV infection (AIDS) and chronic hepatitis B respectively, Shire receives royalties from GSK on worldwide sales, with the exception of Canada, where a commercialisation partnership with GSK exists.

3TC royalties for the year ended 31 December 2002 were $132.5 million, an increase of 10% over the prior year. Worldwide in-market sales of 3TC by GSK were $982.3 million in 2002, an increase of 9% compared to sales of $902.0 million in 2001. 3TC sales growth expressed in constant exchange rates was 8%.

ZEFFIX royalties were $21.2 million, an increase of 25% over the prior year. Underlying in-market sales of ZEFFIX by GSK were $185.6 million in 2002 compared to $149.0 million in 2001, an increase of 25%. ZEFFIX sales growth expressed in constant exchange rates was 23%.

Royalty revenue is also received in respect of REMINYL from Johnson & Johnson, and in respect of a number of hormone replacement therapy products from various licensees.

COST OF PRODUCT SALES

For the year ended 31 December 2002, our cost of product sales amounted to 16% of product sales, a ratio consistent with 2001. A slightly more favourable mix of the higher margin products offset costs associated with enhancing internal and external production facility capabilities.

The production of ADDERALL was transferred from our Valley Stream facility to DSM Pharmaceuticals during 2002. DSM Pharmaceuticals was also approved as a second source of supply for CARBATROL in Q4, 2002.

We have continued to upgrade manufacturing capacity, as reflected in our purchase of Atlantic Pharmaceutical Services in September 2002, and to rationalise our non-strategic manufacturing and distribution facilities. Our manufacturing site in Ontario, Canada was divested in August 2001 and our Valley Stream facility was closed in February 2003. These activities have reduced supply complexity in the short-term and will result in improved margins on key US products over time.

RESEARCH AND DEVELOPMENT

R&D expenditure increased to $189.2 million in 2002 from $171.0 million in 2001, representing an increase of 11%. Expressed as a percentage of total revenues, R&D expenditure was 18% (2001: 20%), in line with the Group's current target level.

Shire aims to invest between 18% and 20% of total revenues in R&D, although the actual level of expenditure required each year is driven by the development phase of existing and new projects.

SELLING, GENERAL AND ADMINISTRATIVE

Selling, general and administrative expenses increased from $257.7 million in 2001 to $330.8 million in 2002, an increase of 28%. As a percentage of product sales, these expenses were 38% (2001: 37%).

Higher selling, general, and administrative expenses were primarily due to increased selling and marketing expenses supporting promotional efforts for recent product launches, including ADDERALL XR.

DEPRECIATION AND AMORTISATION

Depreciation and amortisation charges were $55.2 million, an increase of 21% (2001: $45.8 million).

For 2002, the amortisation expense of $42.3 million included amortisation charged for the year of $23.5 million and $18.8 million in respect of impairments recorded on tail end products in Europe and the US. In the prior year the annual charge was $31.4 million. Following the adoption of SFAS No. 142, with effect from 1 January 2002 goodwill is no longer amortised, and is instead tested at least annually for impairment. Goodwill amortisation was $10.8 million in 2001.

The depreciation charge for 2002 was $12.9 million, a decrease of $1.5 million compared to 2001. This decrease is primarily the result of the sale of our Canadian manufacturing facility in August 2001.

OTHER CHARGES

In 2001, the Company incurred charges totalling $177.0 million in connection with the BioChem merger comprising asset impairments and restructuring charges ($85.4 million), merger transaction expenses ($83.5 million) and losses on disposal of assets ($8.1 million). $56.0 million of the asset impairment charges were in respect of investments, and are shown in other expenses within the statement of operations.

The Company also incurred a loss of $2.1 million on the disposition of non-strategic products during 2001.

INTEREST INCOME AND EXPENSE

In the year ended 31 December 2002, the Company received interest income of $19.5 million (2001: $19.7 million). Interest expense increased from $8.3 million in 2001 to $9.3 million in 2002. This increase reflects a full twelve months of interest expense in relation to the $400 million convertible notes, which were issued in August 2001. The notes bear interest at a fixed rate of 2% per annum.

OTHER EXPENSES, NET

For the year ended 31 December 2002, other expenses totalled $8.3 million. The main components were a $2.3 million mark to market loss recorded on the fully funded ex Roberts Supplemental Executive Retirement Plan, $8.7 million in respect of write-downs of non-current asset investments due to other than temporary impairments and income of $3.3 million from other investments.

Other expenses for the year ended 31 December 2001 were $52.9 million, and mainly comprised $56.0 million in respect of impairments to investments. The Company received $4.0 million return on investments in two venture capital funds, the GeneChem Technologies Venture Fund L.P. and the GeneChem Therapeutics Venture Fund L.P.

TAXATION

The effective rate of tax for 2002 was 27% (2001: 68%). The effective tax rate for 2001 was affected by the $177.0 million of charges in connection with the BioChem merger. Income taxes in respect of continuing operations increased by $19.5 million to $88.4 million (2001: $68.9 million). At 31 December 2002, net deferred tax assets of $41.1 million were recognised (31 December 2001: $39.7 million). In 2003, the effective rate of tax is likely to increase to 28%, as previously indicated, due to a greater proportion of profits coming from the US business.

EQUITY IN EARNINGS OF EQUITY METHOD INVESTEES

Income from equity method investees for the year ended 31 December 2002 was $1.7 million (2001: $2.0 million). We received $2.6 million representing our 50% share of earnings from our antiviral commercialisation partnership with GSK in Canada and we incurred a loss of $0.9 million representing our 50% share of the losses of our commercialisation partnership with Qualia Computing Inc (which includes our prior investment in CADx ).

DISCONTINUED OPERATIONS

The Company completed its divestment of the OTC portfolio on 27 December 2002. These products were originally acquired in 1999 as a result of the Company's merger with Roberts Pharmaceutical Corporation. The OTC portfolio consisted of non-prescription laxatives and dietary supplements. This disposal marks Shire's complete exit from OTC activities which were not considered core to Shire's focus on branded prescription pharmaceuticals.

In accordance with US GAAP disclosure requirements for discontinued operations, the 2001 and 2000 results have been restated. The results of the discontinued operation have been removed from all periods on a line-by-line basis from product sales revenue to income from continuing operations before extraordinary items. The net income from the discontinued operation, together with the gain on disposal recognised in 2002, are shown as separate line items.

The OTC business contributed net income of $6.1 million and $6.7 million for the years ended 31 December 2002 and 2001 respectively. In addition, the 2002 net income from discontinued operations includes a gain of $2.1 million on the disposal. Sales generated by the OTC products represented 3% of total product sales in 2002 and 2001.

EXTRAORDINARY ITEMS

There were no extraordinary items in respect of the year ended 31 December 2002. In the previous year we incurred a $2.6 million charge relating to the write-off of deferred financial charges on a term loan repaid as a result of our merger with BioChem.

R&D OVERVIEW

Shire has a long-term commitment to annual R&D investment of 18-20% of its revenues. The benefit of this level of spending is gaining visibility as the late stage pipeline emerges. The Company currently has a total of 22 projects in full development, of which the following late stage milestones are expected to occur this year:

Approval / Regulatory Action

     o    FOSRENOL (Hyperphosphataemia) - US / EU
     o    XAGRID(R) (Essential thrombocythaemia) - EU
     o    METHYPATCH (ADHD) - US
     o    ADDERALL XR (Adult ADHD) - US
     o    ADDERALL XR (ADHD) - Canada

Progress into Phase III clinical trials

     o    SPD503 (ADHD)*
     o    SPD476 (Ulcerative Colitis)
     o    TROXATYL(R)(Acute Myelogenous Leukemia)
     o    TROXATYL (Pancreatic Cancer)

* already occurred

R&D ACTIVITIES FROM NOVEMBER 2002 TO FEBRUARY 2003

HYPERPHOSPHATAEMIA

FOSRENOL is under regulatory review by the US FDA and a Reference Member State country within the EU.

STATUS REPORT ON FOSRENOL REGULATORY REVIEW - EUROPE

In the most recent of a series of discussions with the EU reference member state, the agency required additional information on two key issues, namely the pre-clinical and potential clinical consequences of long-term tissue exposure to lanthanum.

The next step is for Shire to submit a proposal on how to address the above issues. The agency will then respond either accepting or otherwise.

Shire believes the above questions can be answered from analysis of existing data and from an additional external expert report. With these assumptions, the review period is likely to extend into the second half of the year.

STATUS REPORT ON FOSRENOL REGULATORY REVIEW - US

Recent contact with the FDA suggests the Agency are close to finalising their initial review and are preparing to issue an action letter. This is expected shortly. Shire has been involved in a wide range of technical discussions with the FDA including conduct of manufacturing site inspections as well as further detailed analysis of the clinical and preclinical data set on FOSRENOL.


ATTENTION DEFICIT AND HYPERACTIVITY DISORDER

In December 2002, an sNDA filing was made to the US FDA seeking approval to market ADDERALL XR for the treatment of adult ADHD. ADDERALL XR is currently indicated for the once a day treatment of ADHD in children aged 6-12. Positive data supporting ADDERALL XR's use in adult ADHD was presented at the Company's R&D briefing in the Autumn of 2002.

The Company is also working on two existing ADHD compounds in its R&D pipeline. Following positive safety and efficacy results in children with ADHD, the first of these two non-scheduled compounds, SPD503, entered Phase III clinical trials in February 2003. An IND was filed in December 2002 for SPD473, an amine reuptake inhibitor licensed from DevCo., to enable progression to Phase II proof of concept studies in 2003.

Shire is also now disclosing two new lifecycle management projects for the ADDERALL franchise, designated SPD465, and SPD483, which are in Phase I and pre-clinical stage, respectively.

With the acquisition of METHYPATCH, the first transdermal delivery system for the once-daily treatment of ADHD, Shire has also expanded its franchise into the methylphenidate segment of the ADHD market (see today's separate announcement for more details).

ANTI-INFECTIVES

SPD754, the nucleoside antiviral agent targeted at HIV, entered Phase II clinical trials in December 2002. These trials are expected to be essentially complete during 2003, and assuming the profile remains as attractive as it currently is, progression into Phase III will follow rapidly.

Separately, preclinical issues for SPD756 will likely lead to its discontinuation, once a final review is completed. Two additional lead optimisation projects have been started in HIV.

Good progress is being made with the vaccine portfolio with a number of vaccines currently in Phase I development.

EPILEPSY

Shire has recently reviewed a series of results from studies on the epilepsy project SPD421 and has concluded that it does not meet Shire's criteria to warrant investment in Phase III studies. The licensor, D-Pharm Ltd., has indicated its intent to continue development and Shire is therefore currently discussing the return of the project to D-Pharm.

Shire has also decided not to pursue two potential reformulation projects in epilepsy, designated SPD452 and SPD453. Instead, Shire is actively reviewing other potential in-licensing projects for epilepsy and related disorders.

ALZHEIMER'S DISEASE

A once-daily formulation of REMINYL, a product currently approved for the treatment of mild to moderate Alzheimer's disease, was recently filed for approval in the US and EU. Shire receives royalties from REMINYL in all markets, except the UK and Ireland, where Shire co-markets with Janssen Pharmaceutica Products, L.P.

US GAAP RESULTS FOR THE YEAR ENDED DECEMBER 31, 2002
UNAUDITED CONSOLIDATED BALANCE SHEETS


                                                                                 December 31,          December 31,
                                                                                         2002                  2001
                                                                                        $'000                 $'000
                                                                                  ___________           ___________
ASSETS
Current assets:
Cash and cash equivalents                                                             897,718               118,040
Marketable securities                                                                 316,126               723,911
Accounts receivable, net                                                              138,397               193,913
Inventories                                                                            49,216                44,911
Deferred tax asset                                                                     34,849                19,430
Prepaid expenses and other current assets                                              30,790                38,571
                                                                                  ___________           ___________
Total current assets from continuing operations                                     1,467,096             1,138,776
Current assets from discontinuing operations                                                -                 1,779
                                                                                  ___________           ___________
Total current assets                                                                1,467,096             1,140,555

Investments                                                                            71,962                68,743
Property, plant and equipment, net                                                    135,234               113,347
Goodwill, net                                                                         203,767               175,341
Other intangible assets, net                                                          301,084               308,355
Deferred tax asset                                                                      6,216                20,274
Other non-current assets                                                               23,264                26,168
                                                                                  ___________           ___________
Total long-term assets from continuing operations                                     741,527               712,228
Long-term assets from discontinued operations                                               -                57,948
                                                                                  ___________           ___________
Total assets                                                                        2,208,623             1,910,731
                                                                                  ___________           ___________

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current instalments of long-term debt                                                     888                 4,325
Accounts payable and accrued expenses                                                 184,107               167,152
Unearned income                                                                             -                17,409
Other current liabilities                                                              15,492                42,730
                                                                                  ___________           ___________
Total current liabilities from continuing operations                                  200,487               231,616
Current liabilities from discontinued operations                                       12,784                     -
                                                                                  ___________           ___________
Total current liabilities                                                             213,271               231,616
                                                                                  ___________           ___________
Long-term debt, excluding current instalments                                         407,302               402,481
Other long-term liabilities                                                            14,884                13,645
                                                                                  ___________           ___________
Total liabilities                                                                     635,457               647,742
                                                                                  ___________           ___________
Shareholders' equity:

Common stock of 5p par value; 800,000,000 shares authorised; and
484,344,412 (2001: 481,817,487) shares issued and outstanding                          40,051                39,861
Exchangeable shares; 5,874,112 (2001: 5,978,902) shares issued and                    272,523               277,386
outstanding
Additional paid-in capital                                                          1,027,499             1,014,796
Accumulated other comprehensive losses                                               (41,431)              (93,009)
Retained earnings                                                                     274,524                23,955
                                                                                  ___________           ___________
Total shareholders' equity                                                          1,573,166             1,262,989
                                                                                  ___________           ___________
Total liabilities and shareholders' equity                                          2,208,623             1,910,731
                                                                                  ___________           ___________


The balance sheet as at December 31, 2001 has been restated to reflect the disposal of our OTC business, which has been accounted for as a discontinued operation.

US GAAP RESULTS FOR THE YEAR ENDED DECEMBER 31, 2002
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS


Years ended December 31,                                                2002               2001               2000
                                                                       $'000              $'000              $'000
                                                                    ________           ________           ________
Total revenues                                                     1,037,298            852,956            647,654
Cost of revenues                                                   (133,682)          (112,006)           (95,071)
                                                                    ________           ________           ________
Gross profit                                                         903,616            740,950            552,583
Operating expenses                                                 (576,578)          (597,842)          (412,308)
                                                                    ________           ________           ________
Operating income                                                     327,038            143,108            140,275

Interest income                                                       19,536             19,667             19,232
Interest expense                                                     (9,252)            (8,315)           (16,413)
Other (expense)/income, net                                          (8,262)           (52,933)            109,023
                                                                    ________           ________           ________
Total other income/(expense), net                                      2,022           (41,581)            111,842
                                                                    ________           ________           ________
Income from continuing operations before
income taxes, equity in earnings of
equity method investees and
extraordinary items                                                  329,060            101,527            252,117
Income taxes                                                        (88,350)           (68,897)           (43,564)
Equity in earnings of equity method investees                          1,668              1,985            (3,809)
                                                                    ________           ________           ________
Income from continuing operations before extraordinary
items                                                                242,378             34,615            204,744
Income from discontinued operations (net of income tax
expense of $3,588, $3,963 and $4,100 respectively)                     6,108              6,748              6,983
Gain on disposition of discontinued operations (net of
income tax expense of $1,224)                                          2,083                  -                  -
Extraordinary item, net of tax                                             -            (2,604)                  -
                                                                    ________           ________           ________
Net income                                                           250,569             38,759            211,727
                                                                    ________           ________           ________
Earnings per share:
Basic
Continuing operations before extraordinary item                        48.4c               7.0c              42.4c
Discontinued operations                                                 1.6c               1.4c               1.4c
Extraordinary item                                                         -             (0.5)c                  -
                                                                    ________           ________           ________
Net income                                                             50.0c               7.9c              43.8c
                                                                    ________           ________           ________
Diluted
Continuing operations before extraordinary item                        47.4c               6.9c              41.4c
Discontinued operations                                                 1.6c               1.3c               1.4c
Extraordinary item                                                         -             (0.5)c                  -
                                                                    ________           ________           ________
Net income                                                             49.0c               7.7c              42.8c
                                                                    ________           ________           ________
Weighted average number of shares:
Basic                                                            500,687,594        492,594,226        482,890,070
Diluted                                                          522,418,246        504,875,587        494,691,805
                                                                 ___________        ___________        ___________


The results for the year ended December 31, 2000 have been restated to include the results of Biochem Pharma, Inc., the merger with whom was accounted for as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, "Accounting for Business Combinations" (APB 16).

The results for the year ended December 31, 2001 and 2000 have been restated to reflect the disposal of our OTC business that has been accounted for as a discontinued operation.

US GAAP RESULTS FOR THE YEAR ENDED DECEMBER 31, 2002
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS


Year ended December 31,                                                       2002              2001             2000
                                                                             $'000             $'000            $'000
                                                                       ___________       ___________      ___________
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                 250,569            38,759          211,727
Adjustments to reconcile net income to net cash provided by
operating activities:
  Acquired in-process research and development                                   -                 -           26,947
  Depreciation and amortisation                                             36,434            45,809           37,988
  Stock option compensation - options                                        (166)             2,278           21,914
  Stock option compensation - warrants                                           -             4,502                -
  Tax benefit of stock option compensation, credited   directly                688             3,805           30,782
to equity
  (Increase)/decrease in deferred tax asset                                (8,761)             1,229            3,782
  Non cash exchange gains and losses                                        12,495           (1,017)          (1,677)
  Gain on sale of long-term investments                                          -                 -         (98,627)
  Loss on sale of property, plant and equipment                              1,376             8,112                -
  Loss on sale of intangible assets                                              -             2,052            1,514
  Gain on sale of a business                                               (3,307)                 -                -
  Write-down of long-term investments                                        8,732            61,596                -
  Write-down of intangible assets                                           18,777            25,393                -
  Equity in (earnings)/losses of equity method investees                   (1,668)           (1,985)            3,809
  Other elements                                                                 -             1,788            1,102
Changes in operating assets and liabilities, net of acquisitions:
  Decrease/(increase) in accounts receivable                                61,159          (52,033)         (52,570)
  (Increase)/decrease in inventory                                         (5,327)             2,922          (7,916)
  Decrease/(increase) in prepayments and other current assets                8,662          (26,109)            1,215
  Decrease in other assets                                                   2,905               823                -
  (Decrease)/increase in accounts and notes payable and other              (8,642)            61,504           37,727
liabilities
  (Decrease)/increase in unearned income                                  (17,409)            17,409                -
  Reserve for restructuring charges                                              -                 -         (83,608)
                                                                       ___________       ___________      ___________
Net cash provided by operating activities                                  356,517           196,837          134,109
                                                                       ___________       ___________      ___________
CASH FLOWS FROM INVESTING ACTIVITIES:
Redemption of/(investment in) marketable securities                        407,653         (367,206)        (186,019)
Purchase of subsidiary undertakings                                       (17,000)                 -                -
Expenses of acquisition                                                      (350)                 -          (1,461)
Net cash acquired with subsidiary undertakings                                  50                 -                -
Additional investment in existing subsidiary                                     -                 -         (32,302)
Purchase of long-term investments                                          (5,933)          (20,351)         (16,995)
Purchase of intangible assets                                             (24,032)          (35,986)         (38,379)
Purchase of property, plant and equipment                                 (22,647)          (13,604)         (44,243)
Purchase of other assets                                                         -                 -          (6,658)
Proceeds from sale of long-term investments                                  4,108                 -          123,327
Proceeds from sale of property, plant and equipment                            721             7,081           12,007
Proceeds from sale of intangible assets                                          -             4,556                -
Proceeds from sale of a business                                            71,000                 -                -
Collection on notes receivable                                                   -                 -              766
Other investing activities                                                       -                 -          (1,427)
                                                                       ___________       ___________      ___________
Net cash provided by/(used in) investing activities                        413,570         (425,510)        (191,384)
                                                                       ___________       ___________      ___________


US GAAP RESULTS FOR THE YEAR ENDED DECEMBER 31, 2002
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


Year ended December 31,                                                        2002             2001             2000
                                                                              $'000            $'000            $'000
                                                                         __________      ___________      ___________
CASH FLOWS FROM FINANCING ACTVITIES:
Proceeds from issue of long-term debt                                             -          400,000                -
Payment of debt issuance costs                                                    -          (9,000)                -
Payments on long-term debt, capital leases and notes                        (3,381)        (207,762)          (8,514)
Proceeds from issue of common stock, net                                          -            1,526           14,589
Proceeds from exercise of options                                             6,008           70,192           45,647
                                                                        ___________      ___________      ___________
Net cash provided by financing activities                                     2,627          254,956           51,722
                                                                        ___________      ___________      ___________
Effect of foreign exchange rate changes on cash and cash
equivalents                                                                   6,964          (1,509)          (1,975)
                                                                        ___________      ___________      ___________
Net increase/(decrease) in cash and cash equivalents                        779,678           24,774          (7,528)
Cash flows used in discontinued operations                                        -                -          (1,708)
                                                                        ___________      ___________      ___________
Net increase/(decrease) in cash and cash equivalents                        779,678           24,774          (9,236)
Cash and cash equivalents at beginning of period                            118,040           93,266          102,502
                                                                        ___________      ___________      ___________
Cash and cash equivalents at end of period                                  897,718          118,040           93,266
                                                                        ___________      ___________      ___________


The results for the year ended December 31, 2000 have been restated to include the results of BioChem Pharma, Inc. the merger with whom was accounted for as a pooling of interests in accordance with APB 16.

NOTES TO THE UNAUDITED US GAAP FINANCIAL STATEMENTS

(1) ANALYSIS OF REVENUES, OPERATING INCOME AND REPORTABLE SEGMENTS

The Company has disclosed segment information for the individual operating areas of the business, based on the way in which the business is managed and controlled. The Company evaluates performance based on operating income or loss before interest and income taxes.

The corporate overheads are included within the International segment.


Year ended December 31, 2002                               US    International               R&D            Total
                                                        $'000            $'000             $'000            $'000
                                                     ________         ________          ________         ________
Product sales                                         714,655          144,733                 -          859,388
Licensing and development                               2,661              403                 -            3,064
Royalties                                                 215          174,597                 -          174,812
Other revenues                                              -               34                 -               34
                                                     ________         ________          ________         ________
Total revenues                                        717,531          319,767                 -        1,037,298
                                                     ________         ________          ________         ________
Cost of product sales                                  63,356           70,326                 -          133,682
Research and development                                    -                -           189,179          189,179
Selling, general and administrative                   209,811          121,001                 -          330,812
Losses on dispositions of assets                        1,221              155                 -            1,376
                                                     ________         ________          ________         ________
Total operating expenses                              274,388          191,482           189,179          655,049
                                                     ________         ________          ________         ________
Earnings before interest, tax depreciation
and amortisation                                      443,143          128,285         (189,179)          382,249
Depreciation and amortisation                          28,999           26,212                 -           55,211
                                                     ________         ________          ________         ________
Operating income/(loss)                               414,144          102,073         (189,179)          327,038
                                                     ________         ________          ________         ________


US GAAP RESULTS FOR THE YEAR ENDED DECEMBER 31, 2002
NOTES TO THE UNAUDITED US GAAP FINANCIAL STATEMENTS (CONTINUED)


Year ended December 31, 2001                                US     International              R&D             Total
                                                         $'000             $'000            $'000             $'000
                                                      ________          ________         ________          ________
Product sales                                          587,449           111,902                -           699,351
Licensing and development                                4,507               991                -             5,498
Royalties                                                  264           144,891                -           145,155
Other revenues                                               -             2,952                -             2,952
                                                      ________          ________         ________          ________
Total revenues                                         592,220           260,736                -           852,956
                                                      ________          ________         ________          ________
Cost of product sales                                   58,655            53,351                -           112,006
Research and development                                     -                 -          171,029           171,029
Selling, general and administrative                    178,119            79,552                -           257,671
Asset impairment and restructuring charges                   -            29,699                -            29,699
Merger transaction expenses                                  -            83,470                -            83,470
Losses on dispositions of assets                         2,052             8,112                -            10,164
                                                      ________          ________         ________          ________
Total operating expenses                               238,826           254,184          171,029           664,039
                                                      ________          ________         ________          ________
Earnings before interest, tax depreciation
and amortisation                                       353,394             6,552        (171,029)           188,917
Depreciation and amortisation                           17,319            28,490                -            45,809
                                                      ________          ________         ________          ________
Operating income/(loss)                                336,075          (21,938)        (171,029)           143,108
                                                      ________          ________         ________          ________


Year ended December 31, 2000                                US     International              R&D             Total
                                                         $'000             $'000            $'000             $'000
                                                      ________          ________         ________          ________
Product sales                                          391,168           105,607                -           496,775
Licensing and development                                1,326            12,821                -            14,147
Royalties                                                  266           135,204                -           135,470
Other revenues                                              20             1,242                -             1,262
                                                      ________          ________         ________          ________
Total revenues                                         392,780           254,874                -           647,654
                                                      ________          ________         ________          ________
Cost of product sales                                   47,093            47,978                -            95,071
Research and development                                     -                 -          155,145           155,145
Selling, general and administrative                    101,901            90,327                -           192,228
In process research and development                          -            26,947                -            26,947
                                                      ________          ________         ________          ________
Total operating expenses                               148,994           165,252          155,145           469,391
                                                      ________          ________         ________          ________
Earnings before interest, tax depreciation             243,786            89,622        (155,145)           178,263
and amortisation
Depreciation and amortisation                           14,860            23,128                -            37,988
                                                      ________          ________         ________          ________
Operating income/(loss)                                228,926            66,494        (155,145)           140,275
                                                      ________          ________         ________          ________


US GAAP RESULTS FOR THE YEAR ENDED DECEMBER 31, 2002
NOTES TO THE UNAUDITED US GAAP FINANCIAL STATEMENTS (CONTINUED)

(2) EARNINGS PER SHARE

Basic earnings per share is based upon the net income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is based upon net income available to common stockholders divided by the weighted-average number of common shares outstanding during the period and adjusted for the effect of all dilutive potential common shares that were outstanding during the period.


Year ended December 31,                                              2002               2001               2000
                                                                    $'000              $'000              $'000
                                                               __________         __________         __________
Numerator for basic earnings per share                            250,569             38,759            211,727
Interest charged on convertible debt, net of tax                    5,585                  -                  -
                                                               __________         __________         __________
Numerator for diluted earnings per share                          256,154             38,759            211,727
                                                               __________         __________         __________

                                                                Number of          Number of          Number of
                                                                  shares             shares             shares
                                                               __________         __________         __________
Weighted average number of shares:
Basic                                                         500,687,594        492,594,226        482,890,070
Effect of dilutive shares:
Stock options                                                   1,883,475         11,362,332         11,801,735
Warrants                                                                -            919,029                  -
Convertible debt                                               19,847,177                  -                  -
                                                               __________         __________         __________
Diluted                                                       522,418,246        504,875,587        494,691,805
                                                               __________         __________         __________

Basic earnings per share                                            50.0c               7.9c              43.8c
                                                               __________         __________         __________
Diluted earnings per share                                          49.0c               7.7c              42.8c
                                                               __________         __________         __________


The computation of weighted average number of shares for diluted EPS for the year ended December 31, 2001 and 2000 does not include convertible debt because, after eliminating interest charged to operations from the numerator, the inclusion would be anti-dilutive.

Warrants to purchase approximately 1.4 million common shares for the year ended December 31, 2002 were not dilutive and were therefore not included in the computation of diluted earnings per share.

Stock options to purchase approximately 17.5 million common shares for the year ended December 31, 2002 were not dilutive and were therefore not included in the computation of diluted earnings per share.

The Group will file financial information with the Securities and Exchange Commission in the US in its Annual Report on Form 10-K in due course.

US GAAP RESULTS FOR THE YEAR ENDED DECEMBER 31, 2002
NOTES TO THE UNAUDITED US GAAP FINANCIAL STATEMENTS (CONTINUED)


(3)      ANALYSIS OF REVENUES

                                  Q1           Q2           Q3           Q4           Year         2002         2002
                                2002         2002         2002         2002           2002       change   % of total
                               $'000        $'000        $'000        $'000          $'000            %     revenues
                             _______      _______      _______      _______          _____      _______       ______
Net product sales:
ADDERALL XR                   61,875       75,821       78,000      102,244        317,940        +874%          31%
ADDERALL                      46,170       28,321       18,128       17,163        109,782         -65%          11%
AGRYLIN                       23,436       29,435       28,725       37,611        119,207         +39%          12%
PENTASA                       17,547       21,479       21,619       26,511         87,156         +15%           8%
PROAMATINE                     9,573       10,868       14,398       16,069         50,908         +34%           5%
CARBATROL                     11,572       12,574       10,944       10,161         45,251         +23%           4%
Calciums                       4,699        5,703        6,126        6,633         23,161         +11%           2%
Others                        21,635       22,660       27,564       34,124        105,983         +15%          10%
                             _______      _______      _______      _______       ________      _______       ______
                             196,507      206,861      205,504      250,516        859,388         +23%          83%
                             _______      _______      _______      _______       ________      _______       ______
Royalty income:
3TC                           30,636       30,720       32,501       38,672        132,529         +10%          13%
ZEFFIX                         5,293        4,510        5,547        5,885         21,235         +25%           2%
Others                         3,647        5,282        5,437        6,682         21,048        +160%           2%
                             _______      _______      _______      _______       ________      _______       ______
                              39,576       40,512       43,485       51,239        174,812         +20%          17%
                             _______      _______      _______      _______       ________      _______      _______
Licensing                        682          923          726          733          3,064         -44%            -
Other                            217        (212)            5           24             34         -99%            -
                             _______      _______      _______      _______       ________      _______      _______
Total revenues               236,982      248,084      249,720      302,512      1,037,298         +22%         100%
                             _______      _______      _______      _______       ________      _______      _______

                                  Q1           Q2           Q3           Q4           Year         2001         2001
                                2001         2001         2001         2001           2001       change   % of total
                               $'000        $'000        $'000        $'000          $'000            %     revenues
                             _______      _______      _______      _______       ________       ______      _______
Net product sales:
ADDERALL XR                        -            -            -       32,642         32,642          N/a           4%
ADDERALL                      70,146       69,430       86,661       91,453        317,690         +48%          37%
AGRYLIN                       17,146       25,787       19,782       22,798         85,513         +48%          10%
PENTASA                       14,400       19,083       19,992       22,015         75,490         +39%           9%
PROAMATINE                     7,577       10,511        8,901       10,962         37,951         +60%           4%
CARBATROL                      9,639        9,882        7,909        9,394         36,824         +44%           4%
Calciums                       4,795        4,979        5,494        5,657         20,925         +28%           2%
Others                        20,486       22,927       21,476       27,427         92,316         -12%          12%
                             _______      _______      _______      _______       ________       ______      _______
                             144,189      162,599      170,215      222,348        699,351         +41%          82%
                             _______      _______      _______      _______       ________       ______      _______
Royalty income:
3TC                           28,188       31,730       31,643       28,557        120,118          +1%          14%
ZEFFIX                         3,783        4,441        4,759        3,956         16,939         +35%           2%
Others                           920        3,001        1,408        2,769          8,098         +97%           1%
                             _______      _______      _______      _______       ________       ______      _______
                              32,891       39,172       37,810       35,282        145,155          +7%          17%
                             _______      _______      _______      _______       ________       ______      _______
Licensing                      3,042          244          943        1,269          5,498         -61%           1%
Other                            275          471          784        1,422          2,952        +134%            -
                             _______      _______      _______      _______       ________       ______      _______
Total revenues               180,397      202,486      209,752      260,321        852,956          +32         100%
                             _______      _______      _______      _______       ________       ______      _______


US GAAP RESULTS FOR THE QUARTER ENDED DECEMBER 31, 2002
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS


3 months ended December 31,                                                             2002                   2001
                                                                                       $'000                  $'000
                                                                                  __________             __________
Product sales                                                                        250,516                222,348
Licensing and development                                                                733                  1,269
Royalties                                                                             51,239                 35,282
Other revenues                                                                            24                  1,422
                                                                                  __________             __________
Total revenues                                                                       302,512                260,321
Cost of product sales                                                               (47,173)               (35,121)
                                                                                  __________             __________
Gross profit                                                                         255,339                225,200

Operating expenses:
Research and development                                                              50,622                 50,191
Selling, general and administrative                                                   82,497                 83,457
Losses on disposition of assets                                                        1,223                     38
                                                                                  __________             __________
Total operating expenses                                                             134,342                133,686
                                                                                  __________             __________
Earnings before interest, tax, depreciation and amortisation                         120,997                 91,514
Depreciation and amortisation                                                         20,351                 12,056
                                                                                  __________             __________
Operating income                                                                     100,646                 79,458

Interest income                                                                        4,843                  5,416
Interest expense                                                                     (3,199)                (2,644)
Other (expenses)/income, net                                                         (8,693)                  1,006
                                                                                  __________             __________
Total other (expenses)/income, net                                                   (7,049)                  3,778
                                                                                  __________             __________
Income before income taxes                                                            93,597                 83,236
Income taxes                                                                        (24,316)               (20,954)
Equity in earnings of equity method investees                                        (1,635)                    297
                                                                                  __________             __________
Net income from continuing operations                                                 67,646                 62,579
Income from discontinued operations                                                    1,146                    795
Gain on disposition of discontinued operations                                         2,083                      -
                                                                                  __________             __________
Net income                                                                            70,875                 63,374
                                                                                  __________             __________

Earnings per share - basic
Income from continuing operations                                                      13.5c                  12.5c
Discontinued operations                                                                 0.6c                   0.2c
                                                                                  __________             __________
Net income                                                                             14.1c                  12.7c
                                                                                  __________             __________
Earnings per share - diluted
Income from continuing operations                                                      13.2c                  12.2c
Discontinued operations                                                                 0.6c                   0.2c
                                                                                  __________             __________
Net income                                                                             13.8c                  12.4c
                                                                                  __________             __________
Weighted average number of shares:
Basic                                                                            501,411,413            498,065,538
Diluted                                                                          522,473,225            524,573,166


UNAUDITED UK GAAP RESULTS FOR THE YEAR TO 31 DECEMBER 2002
CONSOLIDATED PROFIT AND LOSS ACCOUNT


                                                                                Unaudited
For the year to 31 December                                                          2002                   2001
                                                                              (pound)'000            (pound)'000
                                                                                 ________               ________
TURNOVER : GROUP AND SHARE OF JOINT VENTURE                                       696,661                563,249
Less: share of joint venture's turnover                                             (762)                      -
                                                                                 ________               ________
Group turnover on existing operations                                             695,899                563,249
Acquisitions                                                                          653                      -
                                                                                 ________               ________
Continuing operations                                                             696,552                563,249
Discontinued operations                                                            15,975                 17,120
                                                                                 ________               ________
TOTAL TURNOVER                                                                    712,527                580,369
Cost of sales                                                                    (95,042)               (83,149)
                                                                                 ________               ________
GROSS PROFIT                                                                      617,485                497,220
Net operating expenses                                                        (1,151,189)              (420,798)
                                                                                 ________               ________
OPERATING (LOSS)/PROFIT                                                         (533,704)                 76,422
Existing operations
- group                                                                         (539,772)                 68,972
- joint venture                                                                     (559)                      -
Acquisitions                                                                      (1,831)                      -
                                                                                 ________               ________
Continuing operations                                                           (542,162)                 68,972
Discontinued operations                                                             8,458                  7,450
                                                                                 ________               ________
TOTAL OPERATING (LOSS)/PROFIT                                                   (533,704)                 76,422
Finance charges, net                                                                6,931                  4,955
                                                                                 ________               ________
(LOSS)/PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION                            (526,773)                 81,377
Tax on (loss)/profit on ordinary activities                                      (61,626)               (45,668)
                                                                                 ________               ________
RETAINED (LOSS)/PROFIT FOR THE YEAR TRANSFERRED (FROM)/TO RESERVES              (588,399)                 35,709
                                                                                 ________               ________
(LOSS)/EARNINGS PER SHARE
Basic                                                                            (117.5p)                   8.7p
Diluted                                                                          (117.5p)                   8.5p

CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES

                                                                                Unaudited
For the year to 31 December                                                          2002                   2001
                                                                              (pound)'000            (pound)'000
                                                                                 ________               ________
(LOSS)/PROFIT FOR THE YEAR                                                      (588,399)                 35,709
Translation of the financial statements of overseas subsidiaries                 (62,739)                (6,640)
                                                                                 ________               ________
TOTAL RECOGNISED GAINS AND LOSSES RELATING TO THE YEAR                          (651,138)                 29,069
                                                                                 ________               ________

UNAUDITED UK GAAP RESULTS FOR THE YEAR TO 31 DECEMBER 2002
CONSOLIDATED BALANCE SHEET


                                                                                 Unaudited
                                                                               31 December            31 December
                                                                                      2002                   2001
                                                                               (pound)'000            (pound)'000
                                                                                  ________               ________
FIXED ASSETS
Intangible assets - intellectual property                                          183,404                259,850
Intangible assets - goodwill                                                     1,900,896              2,643,578
Tangible assets                                                                     84,001                 77,880
Fixed asset investments                                                             37,345                 45,045
Investment in joint ventures
- share of gross assets                                                              5,082                      -
- share of gross liabilities                                                         (342)                      -
                                                                                  ________               ________
                                                                                 2,210,386              3,026,353
                                                                                  ________               ________
CURRENT ASSETS
Stocks                                                                              30,571                 32,080
Deferred tax asset
- due within one year                                                               21,646                 13,351
- due after one year                                                                 3,861                  8,845
Debtors
- due within one year                                                              106,125                159,586
- due after one year                                                                14,451                 11,953
Investments                                                                        196,364                497,397
Cash at bank and in hand                                                           558,432                 81,434
                                                                                  ________               ________
                                                                                   931,450                804,646
Creditors: amounts falling due within one year
- convertible debt                                                                       -                (1,032)
- other creditors                                                                (131,885)              (158,229)
                                                                                  ________               ________
                                                                                 (131,885)              (159,261)
                                                                                  ________               ________
NET CURRENT ASSETS                                                                 799,565                645,385
                                                                                  ________               ________
TOTAL ASSETS LESS CURRENT LIABILITIES                                            3,009,951              3,671,738
Creditors: amounts falling due after more than one year
- convertible debt                                                               (248,463)              (268,178)
- other creditors                                                                 (13,782)                (9,654)
                                                                                  ________               ________
                                                                                 (262,245)              (277,832)
                                                                                  ________               ________
NET ASSETS                                                                       2,747,706              3,393,906
                                                                                  ________               ________
CAPITAL AND RESERVES
Called-up share capital                                                             24,217                 24,091
Share premium                                                                    3,214,512              3,206,280
Exchangeable shares                                                                191,552                194,972
Capital reserve                                                                      2,755                  2,755
Other reserves                                                                      24,247                 24,247
Profit and loss account                                                          (709,577)               (58,439)
                                                                                  ________               ________
EQUITY SHAREHOLDERS' FUNDS                                                       2,747,706              3,393,906
                                                                                  ________               ________

UNAUDITED UK GAAP RESULTS FOR THE YEAR TO 31 DECEMBER 2002
CONSOLIDATED CASH FLOW STATEMENT


                                                                                 Unaudited
Year to 31 December                                                                   2002                   2001
                                                                               (pound)'000            (pound)'000
                                                                                  ________               ________
NET CASH INFLOW FROM OPERATING ACTIVITIES (NOTE 2A)                                297,405                202,876
Returns on investments and servicing of finance:
Interest received                                                                   15,434                 13,077
Interest paid                                                                      (8,458)                (8,122)
Interest element of finance lease rentals paid                                        (45)                      -
                                                                                  ________               ________
NET CASH INFLOW FROM RETURNS ON INVESTMENTS AND SERVICING OF
FINANCE                                                                              6,931                  4,955
                                                                                  ________               ________
Taxation:
Overseas corporation tax paid                                                     (73,145)               (44,982)
                                                                                  ________               ________
Capital expenditure and financial investments:
Purchase of long term investment                                                   (2,957)                      -
Purchase of intangible fixed assets                                               (15,470)               (20,159)
Purchase of tangible fixed assets                                                 (15,014)                (9,593)
Proceeds from sale of intangible fixed assets                                            -                  3,200
Proceeds from sale of a business                                                    44,103                      -
Proceeds from sale of tangible fixed assets                                            542                  4,974
                                                                                  ________               ________
NET CASH INFLOW/(OUTFLOW) FOR CAPITAL EXPENDITURE AND FINANCIAL
INVESTMENTS                                                                         11,204               (21,578)
                                                                                  ________               ________
Acquisitions and disposals:
Purchase of subsidiary undertaking                                                (11,647)                      -
Expenses of acquisitions                                                             (235)               (16,450)
Net cash acquired with subsidiary undertakings                                          33                 44,452
                                                                                  ________               ________
NET CASH (OUTFLOW)/INFLOW FROM ACQUISITIONS                                       (11,849)                 28,002
                                                                                  ________               ________
CASH INFLOW BEFORE MANAGEMENT OF LIQUID RESOURCES AND FINANCING                    230,546                169,273
                                                                                  ________               ________
Management of liquid resources:
Increase/(decrease) in cash placed on short-term deposit                           254,561              (325,479)

Financing:
Issue of ordinary share capital                                                          -                  1,050
Exercise of share options                                                            3,985                 46,961
Expenses of share issues                                                                 -               (23,584)
Capital element of finance leases                                                     (74)                      -
Net increase in debt during the year                                                 4,084                182,808
                                                                                  ________               ________
NET CASH INFLOW FROM FINANCING                                                       7,995                207,235
                                                                                  ________               ________
INCREASE IN CASH IN THE YEAR                                                       493,102                 51,029
                                                                                  ________               ________


UNAUDITED UK GAAP RESULTS FOR THE YEAR TO 31 DECEMBER 2002
RECONCILIATION OF MOVEMENTS IN GROUP SHAREHOLDERS' FUNDS


                                                                                 Unaudited
Year to 31 December                                                                   2002                   2001
                                                                               (pound)'000            (pound)'000
                                                                                  ________               ________
(Loss)/profit for the year                                                       (588,399)                 35,709
Other recognised gains and losses relating to the year                            (62,739)                (6,640)
                                                                                  ________               ________
                                                                                 (651,138)                 29,069
Share capital issued                                                                   111              1,951,648
Issue of exchangeable shares                                                             -                563,897
Issue expenses                                                                           -               (23,584)
Arenol loan conversion                                                                 941                      -
Proceeds of employee share options                                                   3,886                 46,961
                                                                                  ________               ________
Net (reductions)/additions to shareholders' funds                                (646,200)              2,567,991
                                                                                  ________               ________
Opening shareholders' funds                                                      3,393,906                825,915
                                                                                  ________               ________
Closing shareholders' funds                                                      2,747,706              3,393,906
                                                                                  ________               ________



NOTES TO THE UNAUDITED UK GAAP FINANCIAL STATEMENTS

(1) (LOSS)/EARNINGS PER SHARE

(Loss)/earnings per share has been calculated by dividing the (loss)/profit on ordinary activities after taxation for each period by the weighted average number of shares in issue during those periods.

The weighted average number of shares used in calculating fully diluted earnings per share has been adjusted for the effects of all dilutive potential ordinary shares. No such amounts were included in the weighted average number of shares in 2002 as their inclusion would be anti-dilutive in a loss-making period.

The $400 million convertible loan note is excluded from the calculation of weighted average number of shares for fully diluted earnings per share in 2001 as it was not dilutive. The zero coupon convertible loan note included in 2001 has no impact on the numerator for fully diluted earnings per share.


                                                                                  Unaudited
Year to 31 December                                                                    2002                   2001
                                                                                (pound)'000            (pound)'000
                                                                                 __________             __________
(Loss)/profit for the financial year (for basic and diluted EPS)                  (588,399)                 35,709
                                                                                 __________             __________
Weighted average number of shares:
Basic                                                                           500,687,594            412,183,058
Conversion of convertible debt                                                            -                289,101
Exercise of share options                                                                 -              6,270,923
Exercise of warrants                                                                      -                919,029
                                                                                 __________             __________
Fully diluted                                                                   500,687,594            419,662,111
                                                                                 __________             __________


UNAUDITED UK GAAP RESULTS FOR THE YEAR TO 31 DECEMBER 2002
NOTES THE UNAUDITED UK GAAP FINANCIAL STATEMENTS (CONTINUED)

(2) NOTES TO THE CONSOLIDATED CASH FLOW STATEMENT

(A) RECONCILIATION OF OPERATING (LOSS)/PROFIT TO NET CASH INFLOW FROM OPERATING ACTIVITIES


                                                                                  Unaudited
Year to 31 December                                                                    2002                   2001
                                                                                (pound)'000            (pound)'000
                                                                                 __________             __________
Operating (loss)/profit: group and share of joint venture                         (533,704)                 76,422
Less: share of joint venture's operating loss                                           559                      -
                                                                                 __________             __________
Group operating (loss)/profit                                                     (533,145)                 76,422
Exchange loss/(gain)                                                                    962                (4,315)
Depreciation                                                                          9,073                  7,092
Amortisation of intangible fixed assets                                             153,979                111,254
Profit on sale of discontinued operations                                           (2,006)                      -
Loss on sale of fixed assets                                                            854                  7,646
Write-off of fixed asset investments                                                  5,809                    500
Write-off on intangible fixed assets                                                631,447                  3,092
(Increase)/decrease in stocks                                                       (1,485)                  2,836
Decrease/(increase) in debtors                                                       51,832               (44,695)
(Decrease)/increase in creditors                                                   (19,915)                 43,044
                                                                                 __________             __________
Net cash inflow from operating activities                                           297,405                202,876
                                                                                 __________             __________


(B) ANALYSIS AND RECONCILIATION OF NET FUNDS


                                                      Acquired                         Other
Year to 31 December 2002               Start of        in year           Cash       non-cash        Exchange         End of
(unaudited)                                year      excl cash           flow        changes        movement           year
                                    (pound)'000    (pound)'000    (pound)'000    (pound)'000     (pound)'000    (pound)'000
                                       ________       ________       ________       ________        ________       ________
Cash at bank and in hand                 81,434              -        493,102              -        (16,104)        558,432
Debt due within one year                (3,008)              -          2,005            565              49          (389)
Finance leases                                -          (243)             74              -               7          (162)
                                       ________       ________       ________       ________        ________       ________
                                         78,426          (243)        495,181            565        (16,048)        557,881
Debt due after one year               (269,883)              -        (6,089)            389          26,342      (249,241)
Finance leases                                -        (3,926)              -              -             169        (3,757)
                                       ________       ________       ________       ________        ________       ________
                                      (191,457)        (4,169)        489,092            954          10,463        304,883
Current asset investments               497,397              -      (254,561)           (87)        (46,385)        196,364
                                       ________       ________       ________       ________        ________       ________
                                        305,940        (4,169)        234,531            867        (35,922)        501,247
                                       ________       ________       ________       ________        ________       ________

                                                      Acquired                         Other
Year to 31 December 2001               Start of        in year           Cash       non-cash        Exchange         End of
                                           year      excl cash           flow        changes        movement           year
                                    (pound)'000    (pound)'000    (pound)'000    (pound)'000     (pound)'000    (pound)'000
                                       ________       ________       ________       ________        ________       ________
Cash at bank and in hand                 31,194              -         51,029              -           (789)         81,434
Debt due within one year                (1,004)        (2,089)             32        (1,004)           1,057        (3,008)
                                       ________       ________       ________       ________        ________       ________
                                         30,190        (2,089)         51,061        (1,004)             268         78,426
Debt due after one year                (84,683)        (2,075)      (182,840)          1,004         (1,289)      (269,883)
                                       ________       ________       ________       ________        ________       ________
                                       (54,493)        (4,164)      (131,779)              -         (1,021)      (191,457)
Current asset investments                93,550         81,995        325,479              -         (3,627)        497,397
                                       ________       ________       ________       ________        ________       ________
                                         39,057         77,831        193,700              -         (4,648)        305,940
                                       ________       ________       ________       ________        ________       ________


UNAUDITED UK GAAP RESULTS FOR THE YEAR TO 31 DECEMBER 2002
NOTES THE UK GAAP FINANCIAL STATEMENTS (CONTINUED)


(C) RECONCILIATION OF NET FUNDS



                                                                                                 Unaudited
Year to 31 December                                                                                   2002             2001
                                                                                               (pound)'000      (pound)'000
                                                                                                __________       __________
Increase in cash in the year                                                                       493,102           51,029
Cash inflow from increase in debt and lease financing                                              (4,010)        (182,808)
Cash (inflow)/outflow from (decreases)/increases in liquid resources                             (254,561)          325,479
                                                                                                __________       __________
Change in net funds resulting from cash flows                                                      234,531          193,700
Leases and current asset investments acquired with subsidiary undertakings                         (4,169)           77,831
Other non-cash changes                                                                                 867                -
Translation difference                                                                            (35,922)          (4,648)
                                                                                                __________       __________
Movement in net funds in year                                                                      195,307          266,883
Net funds at start of year                                                                         305,940           39,057
                                                                                                __________       __________
Net funds at end of year                                                                           501,247          305,940
                                                                                                __________       __________


(3) BASIS OF PREPARATION

The Group have applied consistent accounting policies throughout both periods. This preliminary announcement was approved by the Board on 26 February 2002.

The UK GAAP financial information does not constitute the Group's statutory accounts under section 240 of the Companies Act 1985 for the year ended 31 December 2001 but is derived from those accounts.

The results for the year ended 31 December 2002 have not been audited and do not constitute statutory accounts within the meaning of Section 240 of the Companies Act 1985. Statutory accounts for the year ended 31 December 2001, the Group's last statutory period, have been delivered to the Registrar of Companies. The auditors have reported on those accounts and their report was unqualified and did not contain statements under section 237 (2) or (3) of the Companies Act 1985. The 2002 statutory accounts have not yet been delivered to the Registrar of Companies.